Exhibit F


                                   December 11, 2000


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Ladies and Gentlemen:

     Referring to the Application-Declaration on Form U-1, as amended (File No. 70-9749) (hereinafter referred to as the "Application"), filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), by Entergy Corporation (the "Company") contemplating, among other things, (A) the issuance and sale by the Company of not to exceed $2 billion in aggregate amount of (1) its common stock ("Common Stock"), (2) preferred stock (directly or indirectly through one or more finance subsidiaries) ("Preferred Stock"), and (3) its secured and/or unsecured long-term debt and other forms of preferred or equity-linked securities ("Long-term Debt"), and/or (B) the issuance and sale by the Company of not to exceed $1.5 billion in aggregate principal amount of short-term indebtedness having maturities of one year or less ("Short-term Debt"), and/or (C) the amendment of its charter to authorize its issuance of Preferred Stock and the solicitation of proxies in connection with a vote relating thereto, and/or (D) the entering into hedging transactions, and/or (E) the acquisition of the equity securities of finance subsidiaries ("Finance Subsidiaries") and/or (F) the guaranteeing of securities issued by such Finance Subsidiaries (the "Guarantees"), all as more fully described in said Application, we advise as follows:

     1. The Company is a corporation validly organized and existing under the laws of the State of Delaware.

     2. All action necessary to make valid the participation by the Company in the proposed transactions will have been taken when:

          (a) the Application shall have been granted and permitted to become effective in accordance with the applicable provisions of the Act;

          (b) appropriate final action shall have been taken by the Board of Directors and/or, when authorized, by an authorized officer of the Company with respect to the proposed transactions;

          (c) any registration statement required to be filed with respect to any securities of the Company to be issued shall have become effective pursuant to the Securities Act of 1933, as amended (the "Securities Act"); no stop order shall have been entered with respect thereto; and the issuance of the securities shall have been consummated in compliance with or pursuant to an exemption under the Securities Act and the rules and regulations thereunder;

          (d) the charter shall have been duly amended to authorize the issuance of Preferred Stock;

          (e) each of the agreements referred to in the Application or otherwise related to said proposed transactions shall have been duly executed and delivered by each of the parties thereto;

          (f) all consents, waivers and releases, if any, required for the proposed transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits; and

          (g) the Common Stock, the Preferred Stock, the Long-term Debt, the Short-term Debt and the Guarantees shall have been appropriately issued and delivered in accordance with applicable authorizations and agreements for the consideration contemplated and which is valid and properly fixed consideration therefore under applicable law.

     3. When the foregoing steps shall have been taken and in the event said proposed transactions are otherwise consummated (i) in accordance with the Application and the related order or orders of the Commission, (ii) within the limits and in accordance with the applicable provisions, authorizations, covenants and restrictions specified in the Company's Certificate of Incorporation, as amended and as proposed to be further amended, and other such indentures, covenants and agreements which are applicable which now exist or are hereafter entered into, and (iii) in accordance with appropriate resolutions of the Board of Directors and/or certificates of authorized officer(s) of the Company:

          (a) all state laws that relate or are applicable to the participation by the Company in the proposed transactions (other than so-called "blue-sky" laws or similar laws, upon which we do not pass herein) will have been complied with;

          (b) the Long-term Debt, the Short-term Debt and/or the Guarantees will be valid and binding obligations of the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law);

          (c) the Common Stock and/or the Preferred Stock will be validly issued, fully paid and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Company's Certificate of Incorporation, as amended and as it is proposed to be further amended;

          (d) the Company will have legally acquired the equity securities of Finance Subsidiaries being acquired; and

          (e) the consummation of the proposed transactions by the Company will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

     We are members of the New York Bar and, do not hold ourselves out as experts on the laws of the state of Delaware, but we have made a study of such laws as they are involved in the conclusions stated in this opinion. This opinion is limited to the laws of the state of New York, the General Corporate Law of the state of Delaware and the reported judicial decisions interpreting the Delaware laws, and the federal laws of the United States of America.

     We hereby consent to the use of this opinion as an exhibit to the Application.

                                   Very truly yours,

                                   /s/ Thelen Reid & Priest LLP

                                   THELEN REID & PRIEST LLP